Exhibit 99.1

PRESS RELEASE

Threshold Announces Data from Ongoing Phase 1/2 Trial of TH-302 Plus Bevacizumab (Avastin®) in Patients with Recurrent Glioblastoma

•	Objective response rate of 24% (one complete response and three partial responses) in patients with recurrent glioblastoma following progression on single-agent bevacizumab
•	Median progression-free survival of 3.1 months on combination therapy vs. 2.4 months on prior single-agent bevacizumab
•	Enrollment at 670 mg/m2 TH-302 in combination with bevacizumab is ongoing

Chicago, Illinois – May 30, 2014 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced new clinical data from an ongoing investigator-sponsored Phase 1/2 trial of its investigational hypoxia-activated prodrug, TH-302, in combination with bevacizumab (Avastin®) in patients with recurrent glioblastoma following progression on single-agent bevacizumab. The results are being presented today as part of the poster highlights session on Central Nervous System Tumors at the 50th Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago [Abstract #2029 (Poster #20)]. The data will also be discussed at Threshold’s Analyst Event to be held Sunday, June 1, 2014, at 6:00 PM Central Time in Chicago and accompanied by a live webcast.

“Effective treatments for patients with recurrent glioblastoma who become refractory to bevacizumab are clearly needed,” said Andrew J. Brenner, M.D., Ph.D., Principal Investigator of the study and Clinical Investigator with the Institute for Drug Development at the Cancer Therapy & Research Center at The University of Texas Health Science Center at San Antonio, Texas. “In the limited number of patients treated, it is notable that some patients experienced objective tumor shrinkage with TH-302 plus bevacizumab, particularly given that objective responses are rarely seen at this advanced stage of the disease. Moreover, median progression-free survival with TH-302 plus bevacizumab was longer than with prior single-agent bevacizumab. Based on these early signals of clinical activity, we are continuing evaluation of TH-302 in this extremely challenging-to-treat population of patients with glioblastoma. Our next steps are to further investigate the 670 mg/m2 TH-302 dose given with bi-weekly bevacizumab in a multi-center study in this bevacizumab-refractory patient population.”

The objectives of the ongoing Phase 1/2 investigator-sponsored trial include evaluating the safety and tolerability of TH-302, determining the dose-limiting toxicities and the maximum-tolerated dose of TH-302, and assessing preliminary signals of clinical activity in patients with bevacizumab-refractory recurrent glioblastoma. The ASCO poster reports on a total of 17 patients treated with bevacizumab 10 mg/kg every two weeks and TH-302 dose escalated 240-670 mg/m2 every two weeks (four-week cycle) until disease progression. Patients had received a median of three prior systemic anticancer regimens including both chemoradiation and bevacizumab.

Key findings to be reported at ASCO are as follows:

Preliminary assessment of safety and tolerability

No Grade 4 adverse events were observed at any dose. Three Grade 3 adverse events were observed: skin ulceration at 340 mg/m2, oral mucositis at 670 mg/m2, and thrombocytopenia at 670 mg/m2. The primary TH-302 related toxicities were mucosal: rectal/anal mucositis in one of four patients at 480 mg/m2 (Grade 2) and six of seven patients at 670 mg/m2 (all Grade 1or 2). Limited oral mucositis was observed.

PRESS RELEASE

Preliminary assessment of clinical activity

In 17 patients evaluable for response according to Response Assessment in Neuro-Oncology (RANO) criteria, best responses included one complete response (1CR) and three partial responses (3PR) for a response rate of 24%, and eight stable disease (8 SD) assessments for a clinical benefit rate of 65%; five patients had progressive disease (5 PD). The longest disease stabilization is ongoing at 30 months.

The median progression-free survival (PFS) for patients treated with TH-302 plus bevacizumab was 3.1 months, while these patients experienced PFS of 2.4 months on their first bevacizumab regimen. The 4-month PFS rate was 26%. Median overall survival of patients treated with TH-302 plus bevacizumab was 4.9 months.

Poster Details

The poster titled, “Phase 1/2 study of investigational hypoxia-targeted drug, TH-302, and bevacizumab in recurrent glioblastoma following bevacizumab failure” [Abstract #2029 (Poster #20)] is being presented at the Poster Highlights Session on Central Nervous System Tumors from 1:00 PM – 4:00 PM Central Time, Friday, May 30, 2014, in Room E354b, to be followed by a Discussion from 4:30 PM - 5:45 PM in Room E450.

Analyst Event with Clinical Experts on Sunday, June 1, 2014

Threshold will host an evening event for investors and analysts on Sunday, June 1, 2014, at 6:00 PM Central Time at the Four Seasons Hotel Chicago (120 East Delaware Place, Walton Room). The event will include presentations highlighting TH-302 data presented at ASCO. Guest speakers scheduled to give presentations include Dr. Paul G. Richardson, Clinical Program Leader, Director of Clinical Research, Jerome Lipper Multiple Myeloma Center, Dana-Farber Cancer Institute, R.J. Corman Professor of Medicine, Harvard Medical School, Boston, Massachusetts, and Dr. Andrew J. Brenner, Clinical Investigator with the Institute for Drug Development at the Cancer Therapy & Research Center at The University of Texas Health Science Center at San Antonio, Texas. RSVP to lhansen@thresholdpharm.com.

The event is open to investors and analysts. Threshold invites the public and the media to listen to the presentations via the live webcast, which will be available under Webcasts in the Investors section of www.thresholdpharm.com or can be accessed using the following link: http://psav.adobeconnect.com/thresholdpharmaceuticals/. The presentations are scheduled to begin at approximately 6:15 PM Central Time. A replay of the presentations will be archived on the site for 30 days.

About Glioblastoma and Hypoxia

Glioblastoma is the most common and most aggressive of the primary malignant brain tumors in adults (also known as Grade IV astrocytoma). Median survival is approximately 15 months; the five-year survival rate is approximately 3%. There are an estimated 30,000 new cases of glioblastoma per annum in the U.S. and Europe.

Hypoxia, a predominant characteristic of glioblastoma and most solid tumors, is associated with tumor growth, progression and resistance to conventional radiation and chemotherapies, as well as poor patient survival. Bevacizumab is a biologic antibody designed to interfere with the tumor blood supply by directly binding to a protein called VEGF. Preclinical data suggest that antiangiogenic agents, such as bevacizumab, may increase tumor hypoxia, which supports the rationale for combination therapy with a hypoxia-targeted agent in glioblastoma.

About TH-302

TH-302 is an investigational hypoxia-activated prodrug that is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

PRESS RELEASE

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma, and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer (MAESTRO). Both Phase 3 trials are being conducted under Special Protocol Agreements with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designations for the treatment of soft tissue sarcoma and pancreatic cancer. TH-302 is also being investigated in earlier-stage clinical trials of other solid tumors and hematological malignancies, in combination with chemotherapy and antiangiogenic therapy, and for certain cancers, is being investigated as a monotherapy.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302 and statements regarding the expected completion and enrollment of current and potential future trials of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the ability of Threshold, Merck KGaA, Darmstadt, Germany, and third-party investigators to enroll or complete TH-302 clinical trials; the time and expense required to conduct such clinical trials and analyze data; issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results); the risk that the final data from ongoing trials may be materially different from the preliminary data that Threshold or third-party investigators have reported; the risk that later trials may not confirm the results of earlier trials; Threshold's and Merck KGaA's (Darmstadt, Germany) dependence on single source suppliers, including the risk that these single source suppliers may be unable to meet clinical supply demands for TH-302 which could significantly delay the development of TH-302; risks related to Threshold's dependence on its collaborative relationship with Merck KGaA, Darmstadt, Germany, including its dependence on decisions by Merck KGaA, Darmstadt, Germany regarding the amount and timing of resource expenditures for the development of TH-302; and Threshold's need for and the availability of resources to develop TH-302 and to support Threshold's operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on May 1, 2014 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-703-6523

E-mail: lhansen@thresholdpharm.com